UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Diversified Healthcare Trust

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Supplement to Proxy Statement for the 2026 Annual

Meeting of Shareholders to be Held on June 10, 2026

EXPLANATORY NOTE

This proxy statement supplement (this “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by Diversified Healthcare Trust, a Maryland real estate investment trust (the “Company,” “we,” “us” or “our”) on March 19, 2026.

Following the filing of the Proxy Statement, we determined that due to administrative error, the Sustainability section on pages 6 through 12 of the Proxy Statement included certain historical data. This Supplement is being filed to correct that error and replace with the updated data. The corrected information is provided below and replaces the information included in the Sustainability section on pages 6 through 12 in its entirety originally included in the Proxy Statement.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be reviewed in conjunction with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. All page references are to the Proxy Statement, and capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Proxy Statement.

Please note that any proxy card or notice of internet availability of proxy materials has not changed and may still be used to vote your Common Shares in connection with our 2026 Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your Common Shares and how to change your vote or revoke your proxy is contained in the Proxy Statement.

The disclosure in the Sustainability section on pages 6 through 12 of the Proxy Statement is hereby supplemented by amending and restating the section “Sustainability” as follows to replace the section in its entirety as provided below:

Sustainability

Overview. Our business strategy for our life science and medical office portfolio (our “Office Portfolio”) incorporates a focus on sustainable approaches to operating these properties in a manner that benefits our shareholders, tenants and the communities in which we are located. We seek to operate those properties in ways that improve the economic performance of their operations, while simultaneously ensuring tenant comfort and safety and managing energy and water consumption, as well as greenhouse gas emissions.

Our strategy for our senior housing operating portfolio (“SHOP”) is to work with our SHOP managers, to prioritize the safety and well-being of our residents, while also seeking to maximize the operating efficiencies of our senior living communities.

Our environmental, social and governance initiatives for our Office Portfolio are primarily implemented by our manager, RMR, and for our SHOP, by our operators and focus on a complementary set of objectives, including the following:

•	Responsible Investment: We seek to invest capital in our properties that both improves environmental performance and enhances asset value. During the acquisition of properties, RMR assesses, among other things, environmental sustainability opportunities and physical and policy driven climate related risks as part of the due diligence process.

•	Environmental Stewardship: We seek to improve the environmental footprint of our properties, including by reducing greenhouse gas emissions, energy consumption and water usage, especially when doing so may reduce operating costs and enhance the properties’ competitive position. As a result of these ongoing efforts RMR has helped in generating the following portfolio-wide achievements for our Office Portfolio:

o	Certifying more than 1.2 million square feet across 14 properties through the Environmental Protection Agency’s (“EPA”) ENERGY STAR® program, representing 28.1% of ENERGY STAR certification-eligible square feet;

o	Benchmarking 2.4 million square feet across 31 properties, using the EPA’s ENERGY STAR® Portfolio Manager tool;

o	Certifying 1.8 million square feet of our properties as Leadership in Energy and Environmental Design (“LEED”) certified properties, a certification program by the U.S. Green Building Council that recognizes performance in location and planning, sustainable site development, water savings, energy efficiency, materials selection, waste reduction, indoor environmental quality, innovative strategies and attention to priority regional issues. 1.1 million square feet are certified to a LEED Gold level; and

o	Earning recognition as a Gold-Level 2024 Green Lease Leader by the U.S. Department of Energy’s Better Buildings Alliance and the Institute for Market Transformation for leasing activities that include lease clauses that promote energy efficiency and increased collaboration between tenant and landlord aiming to reduce the carbon footprint and operating costs of our properties.

In 2022, RMR announced its “Zero Emissions Promise.” For all properties for which RMR directly manages energy, which includes 37 properties in our Office Portfolio, RMR is committing to a goal of net zero by 2050 and a 50% reduction by 2029 from a 2019 baseline as it relates to scope 1 and 2 emissions. RMR’s 50% reduction commitments have been validated by the Science-based Targets Initiative. We believe that our properties that fall within RMR’s operational carbon neutrality commitments will benefit from these emissions reduction efforts and that achieving net zero emissions will occur through a combination of strategic capital investments in energy efficiency, stakeholder engagement to promote sustainable behavior, deployment of onsite solar and the purchase of energy from renewable sources.

•	Quality of the Resident Experience in our SHOP properties: Our operators provide comprehensive resident enrichment programs and memory care programming designed to provide our residents fulfilling lives and positive experiences at our communities.

o	Certifying more than 1.9 million square feet of SHOP properties through the EPA ENERGY STAR® program.

•	Investments in Human Capital: We have no employees of our own. We rely on our manager, RMR, to hire, train, and develop a workforce that meets the needs of our business, contributes positively to our society and helps reduce our impact on the natural environment.

RMR

RMR employs approximately 860 real estate professionals across the United States. In 2025, RMR was recognized as a 2025 USA Today Top Workplace. In 2024, RMR was recognized by GlobeSt. as one of commercial real estate’s Best Places to Work, by Commercial Property Executive as 11th on its list of Top Commercial Property Management Companies and by the EPA as an “ENERGY STAR Partner of the Year, Sustained Excellence.” In 2023, RMR was recognized by The Boston Globe for the fourth consecutive year as one of The Top Places to Work in Massachusetts in the Large Employers category. In 2021, RMR received the Excellence Award from the Institute of Real Estate Management.

RMR’s recruiting programs, on-boarding, retention programs and its development and ongoing training programs currently include the following:

o	Leading with Impact: Since 2016, RMR hosted Leading with Impact workshops for managers throughout the company to expand their perspectives and increase their confidence as a new manager. Within their first year, managers complete the workshop and learn how to effectively delegate, solve problems and give meaningful performance feedback.

o	Tuition Reimbursement Program: RMR offers tuition assistance up to $20,000 annually for work-related education from accredited colleges and universities in order to deepen employees’ skillsets and support personal enrichment.

o	Internship Program: RMR offers hands-on experience across a wide array of disciplines that are critical to the success of its organization. Interns have the opportunity to contribute to and learn from teams operating within RMR’s accounting, asset management, real estate development, energy and sustainability, information technology, investor relations and human resources departments.

RMR also prioritizes ongoing education and training for all employees across their organization as follows:

o	Engineering Apprenticeship Program: Given the increasing challenges within the real estate industry of attracting a qualified pool of engineers throughout the country, RMR made it a strategic priority to develop the next generation of qualified building engineers. RMR’s Engineering Apprenticeship Program standardizes the recruitment and development of engineering candidates to prepare them for open positions and to plan for future engineering needs. RMR recruits from various trade schools and job fairs to identify candidates for the two-year program with a curriculum that includes specific onboarding plans for training in electrical, heating, ventilation and air conditioning (“HVAC”), or plumbing trades and covers a range of essential engineering staff development topics.

o	Industry Associations & Credentials: In order to further their professional development, many of RMR’s employees seek out credentials and association memberships, with any membership costs reimbursed by RMR. Examples of credentials and association memberships include: Building Owners and Managers Association Membership and Event Participation, Certified Property Manager, Certified Public Accountant, National Association of Industrial and Office Properties, LEED Accredited Professional, Certified Energy Manager and Fitwel Ambassador.

•	Board and Management Composition: Our Board and its committees reflect an overall balance of professional background, knowledge, experience, perspective, skill and expertise. RMR is an equal opportunity employer that believes workforce excellence starts at the highest levels of its organization and extends to every employee within the organization. Members of our Board and RMR’s leadership teams are comprised of individuals who exhibit ethics and integrity, have business acumen, sound judgment and a strong record of achievements.

•	Inclusive Work Culture: We believe an inclusive workplace positions RMR to achieve extraordinary results for our company. RMR seeks to attract and retain top talent through an inclusive work culture with leadership programs and initiatives like Leading with Impact, the RMR internship programs and other internal investments in broad-based training and development.

To Learn more about RMR’s and our sustainability initiatives, visit www.rmrgroup.com/corporate-sustainability.

SHOP Managers

All SHOP managers strive to provide a high quality workplace experience and competitive total rewards program for their team members.

Sustainability Accounting Metrics. The following disclosures are informed by the guidance of the Sustainability Accounting Standards Board (“SASB”) Industry Standard for Real Estate Version 2023-06. To the extent an accounting metric, as defined by the SASB Standard, is not applicable to our portfolio or data to report on the applicable accounting metric is not available to us, we have not made any disclosure.

For the following disclosures, our properties are reported in two segments, our Office Portfolio and our SHOP and is consistent with how these properties and our operating results are presented in our other SEC filings. The information presented is as of December 31, 2025, unless otherwise noted. Additionally, for all sustainability accounting metrics, Same Property includes properties owned continuously since January 1, 2024 and excludes properties classified as held for sale, closed or out of service undergoing redevelopment, if any, thirty-seven non-segment properties and two unconsolidated joint ventures that own medical office and life science properties with an aggregate of approximately 204,688 rentable square meters in which DHC owns an equity interest.

CODE	METRIC	VALUE (Office Portfolio)	VALUE (SHOP)
IF-RE-130a.1	Energy Consumption Data Coverage as a Percentage of Floor Area (%)	49.2%	62.2%
IF-RE-130a.2 (1)	Total Energy Consumed by Portfolio Area with Data Coverage (GJ)	217,457	849,715
IF-RE-130a.2 (2)	Percentage of Total Energy from Grid Electricity (%)	74.5%	66.9%
IF-RE-130a.2 (3)	Percentage of Total Energy from Renewable Source (%)	0.0%	0.0%
IF-RE-130a.3	Like-for-Like Percentage Change in Energy Consumption (%)	0.4%	-1.1%
IF-RE-130a.4 (1)	Percentage of Eligible Portfolio that has an Energy Rating (%)	45.6%	42.2%
IF-RE-130a.4 (2)	Percentage of Eligible Portfolio that is Certified to ESTAR (%)	23.8%	9.2%
IF-RE-130a.5	Description of how building energy management considerations are integrated into property investment analysis and operational strategy	See description below table.
IF-RE-140a.1 (1)	Water Withdrawal Data Coverage as a Percentage of Total Floor Area (%)	43.6%	65.1%

CODE	METRIC	VALUE (Office Portfolio)	VALUE (SHOP)
IF-RE-140a.1 (2)	Water Withdrawal Data Coverage as a Percentage of Floor Area in Water Stress Regions (%)	56.1%	66.3%
IF-RE-140a.2 (1)	Total Water Withdrawn by Portfolio Area with Data Coverage (km3)	219.8	2,160.8
IF-RE-140a.2 (2)	Percentage of Water Withdrawn in Regions with High or Extremely High Water Stress (%)	59.1%	39.4%
IF-RE-140a.3	Like-for-Like Percentage Change in Water Withdrawn (%)	2.1%	-3.4%
IF-RE-140a.4	Description of water management risks and discussion of strategies and practices to mitigate those risks	See description below table.
IF-RE-410a.1 (1)	Percentage of New Leases That Contain a Cost Recovery Clause (%)	61.7%	0%
IF-RE-410a.1 (2)	Associated leased floor area, by property sector (m2)	21,353	0
IF-RE-410a.3	Discussion of approach to measuring, incentivizing and improving sustainability impacts of tenants	See comments below table.
IF-RE-450a.1	Area in 100-year flood zone (m2)	20,754	204,793
IF-RE-450a.2	Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks	See description below table.
IF-RE-000.A	Number of Assets	67	212
IF-RE-000.B	Leasable Floor Area (m2)	516,363	2,204,761
IF-RE-000.C	Indirectly Managed Assets (%)	39.2%	100%
IF-RE-000.D	Average Occupancy Rate (%)	95.7%	81.0%

SASB Accounting Metric Code: IF-RE-130a.5: Energy management integration discussion.

RMR deploys on our behalf energy management best practices at our Office Portfolio, which include:

o	Centralized utility bill processing and payment system;

o	ENERGY STAR® benchmarking and certifications;

o	Real-time energy monitoring;

o	Daytime and nighttime energy audits;

o	Light Emitting Diodes lighting upgrades;

o	Annual energy engagement competitions;

o	Energy performance training for property operations teams;

o	Utilize green lease language, where possible, to promote mutual commitment to environmentally friendly practices and operational efficiencies with our tenants;

o	Energy performance review for end-of-life HVAC equipment replacements; and

o	Exposure to and compliance with Building Performance Standards (“BPS”) laws.

As a result of these energy management efforts, we have reduced energy and water usage helping to generate both economic and environmental benefits.

Some cities and states in which we own properties require annual whole-building energy and water use disclosure or achieving certain energy or emissions performance standards. In these jurisdictions, RMR engages with tenants to collect and report any direct tenant-paid energy and water consumption and with operators to request compliance documentation. RMR’s programs also aid in complying with BPS by actively seeking out cost effective ways to reduce energy and emissions across properties managed by them and where tenants directly manage energy.

SASB Accounting Metric Code: IF-RE-140a.4: Water management integration discussion.

On our behalf, RMR supports water management practices at our Office Portfolio that reduce operating costs as well as our impact on the consumption of natural resources. Water usage is managed by benchmarking water performance to establish a baseline and to measure performance improvements resulting from conservation measures. Water benchmarking is performed through the EPA’s ENERGY STAR® Portfolio Manager online platform.

Some cities and states in which we own properties require annual whole-building energy and water use disclosure. In these jurisdictions, RMR engages with tenants to collect and report any direct tenant-paid energy and water consumption for our Office Portfolio.

RMR also routinely implements water efficiency and water use reduction projects for our Office Portfolio, which include upgrades to indoor plumbing fixtures, low-flow water closets and urinals, low-flow flush valves, low-flow automatic faucet controls, low-flow faucet aerators and shower heads, water-efficient landscaping, cooling tower water management and leak detection and notification.

SASB Accounting Metric Code: IF-RE-410a.3: Description of approach to measuring, incentivizing, and improving sustainability impacts of tenants.

On our behalf, RMR seeks to provide best-in-class Office Portfolio operations and healthy, efficient environments for our tenants and encourage continual engagement that promotes long lasting relationships and sustainable behaviors.

RMR has internal policies that govern environmentally responsible property operations. We also utilize green lease language, where possible, to promote mutual commitment to environmentally friendly practices and operational efficiencies with our tenants. These efforts earned us Green Lease Leader Gold recognition in 2021 through 2025.

RMR prioritizes LEED certification and recertification projects by reviewing a variety of sustainability and leasing criteria such as high ENERGY STAR® scores and access to public transportation and near-by amenities. We believe that taking the initiative to submit for and attain LEED certification adds value to our properties and enhances tenant satisfaction, which reflects our commitment to environmental sustainability.

SASB Accounting Metric Code: IF-RE-450a.2: Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks.

We define climate change resilience as our ability to anticipate, prepare for and recover from adverse physical climate activity such as increased severity of acute weather events and chronic changes to weather patterns as well as identify and plan for climate-related transitional activities such as changes in policy and market-driven expectations.

In preparation for and in response to property-level natural hazards, RMR utilizes dynamic geographic mapping tools which allows them to quickly assess the risk to our Office Portfolio from the rapidly changing natural hazards related to coastal and river flooding and other potential adverse impacts that may occur from named storms.

In advance of a natural hazard event, RMR directs resources to our Office Portfolio identified as potentially impacted through these mapping tools. The resources made available include access to senior management and mobilization of equipment and personnel. Rapid response personnel may also be directed to properties after a weather event has occurred.

Properties susceptible to inundation from flood waters are evaluated routinely. The evaluation may include implementing tenant and local agency coordination protocols, property incident response plan reviews, insurance provider assessments and the implementation of physical protection elements, such as flood and wind protection barriers.

We routinely utilize technology to evaluate our properties for energy and water performance. Such activities support lower operating expenses, improve comfort for our tenants and reduce our exposure to impacts from policies targeting building energy performance and greenhouse gas emissions.

Our portfolio strategy includes the development of hazard and vulnerability assessments of our existing properties and scenario planning and economic risk reviews of property development opportunities over long term ownership periods. In 2021 RMR, in coordination with a third party consultant, began physical climate scenario analyses for substantially all our properties. In 2024 and early 2025, RMR refreshed these analyses. The climate scenario assessments under evaluation include current physical climate risk exposure and assessments of future physical climate risk exposure models that consider a “business as usual” approach, a 2.0°C emissions mitigation approach in line with the Paris Climate Agreement and a “middle” approach, all based on the Intergovernmental Panel on Climate Change (“IPCC”) fifth Assessment Report (“AR”) Representative Concentration Pathways 8.5, 2.6, and 4.5, respectively, mapped to the latest IPCC AR6 Shared Social Economic Pathways (“SSP”) SSP1, SSP2 and SSP5, respectively. The following table summarizes physical and transitional climate change risks and opportunities identified for our portfolio.

Risks	Opportunities

•       Over time, chronic or acute climate stressors such as extreme heat, increased precipitation, inland flooding or storm surges could lead to the need for capital investments to meet landlord commitments or improve asset resilience.

•        Increases in regional water stress may lead to water use restrictions and impact our operators’ and tenants’ ability to provide services to their guests and patrons.

•        Energy or emissions performance standards require capital investments to meet standards and offset regulatory fines.

•        Maintaining comfort for vulnerable populations may become more costly for SHOP managers.

•        Maintaining electrical power during climate disasters is critical.

•        Energy-efficient, low-carbon footprint and climate change resilient properties may be in high demand, increasing revenue potential.

•       Onsite solar power generation can drive down utility expenses and provide clean energy and covered parking for tenants. Battery energy storage may further reduce operating expenses and contribute to an increase of localized grid reliability.

•        Innovative solutions such as smart buildings, healthy buildings and buildings with sought-after amenities such as and electric vehicle (“EV”) charging stations may attract high-quality, investment-grade tenants.

•        Senior living communities provide safe environments during climate-related emergencies.